[Paymentech logo]


                                                                Contacts:
                                Investors/Analysts:  Jean Krone Bono, CFA
                                                           (214) 849-3750
                                                    Media:  Rodney D Bell
                                                           (214) 849-3776



FOR IMMEDIATE RELEASE


             PAYMENTECH REPORTS $6.7 MILLION IN EARNINGS
                    FOR SECOND QUARTER OF FISCAL 1998

            DALLAS -- Jan. 21, 1998 -- Paymentech, Inc. (NYSE: PTI), the nation's third largest payment processor, today reported net income of $6.7 million, or $0.19 per share, for the second quarter of fiscal 1998. This compared with net income of $8.4 million, or $0.26 per share, for the second quarter of fiscal 1997. Earnings per share figures are stated on a diluted basis.

            For the six months ended Dec. 31, 1997, net income was $10.8 million, or $0.31 per share, compared with net income of $5.1 million, or $0.16 per share, for the six months ended Dec. 31, 1996.

            Included in the results for the quarter ended Dec. 31, 1997, are two significant unusual items. The first is the sale of Paymentech's share of the joint venture PHH/Paymentech, which generated an after-tax gain of $3.4 million. The second item is an after-tax charge of $2.0 million for reserves established for equipment inventory and receivables.

            Excluding these two unusual items, quarterly earnings before income taxes, depreciation and amortization were $16 million, or 28.9% of revenue.

            In the December 1997 quarter, Paymentech processed approximately $13.6 billion in bankcard sales volume, and approximately 476 million total transactions, including third-party authorization and capture transactions. Bankcard sales volume increased approximately 22% and total transaction volume increased approximately 39% over the prior-year quarter.

            "Paymentech is well positioned to support the growth of our three business lines through strong cash earnings, revenue growth and a healthy balance sheet," said Pamela H. Patsley, president and chief executive officer. "We believe the increase to reserves further strengthens the balance sheet."

            "We remain very focused on executing our plan for greater operational improvements. We doubled point-of-sale processing volume on our Tampa platform, reaching new records for daily transaction activity, and had ample capacity for additional volume.

            "Paymentech sold its share of PHH/Paymentech to PHH's new parent company," said Patsley. "Paymentech remains the exclusive issuer of MasterCard corporate fleet cards for PHH. We will continue to market and process corporate fleet cards, a product Paymentech helped to pioneer. Other commercial card activity included the rollout for our largest corporate fleet card program to date and the issuance of our first British Airways corporate cards for new clients.

            "New merchant account signings reflected success in key vertical markets. We implemented two large regional petroleum retailers and several national restaurant and lodging customers. We also added direct response merchants both stateside and internationally," said Patsley.

            Paymentech, Inc., founded in 1985, provides full-service electronic payment solutions for merchants, third-party transaction processing, and total commercial card payment programs. Paymentech (www.paymentech.com) is the third largest processor of bankcard transactions in the United States and a leading issuer of commercial cards.

            Effective Dec. 31, 1997, Paymentech adopted the Financial Accounting Standards Board Statement Number 128 which establishes standards for computing and presenting earnings per share.

            This press release may include forward-looking statements that express expectations of future events, including future earnings. All such statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the company, and reflect future business decisions which are subject to change. A variety of factors could cause actual events or results to differ materially from those projected in the company's forward-looking statements. These factors include, but are not limited to, the factors discussed in detail within the company's reports filed with the Securities and Exchange Commission, including the most recent report on Form 10-K.

            (See accompanying table for financial highlights.)




                    PAYMENTECH, INC. AND SUBSIDIARIES
                           FINANCIAL HIGHLIGHTS
                  (In thousands, except per share data)

                                    Three Months Ended December 31
                                    ------------------------------
                                          1997          1996        % Change
                                          ----          ----        --------
STATEMENTS OF INCOME
Revenue                                 $55,459       $48,301        14.8%
Other income                              6,225         3,721        67.3%
                                         ------        ------
   Total Revenues                        61,684        52,022        18.6%
                                         ------        ------
Income before income taxes               11,640        15,289       -23.9%
Net income                                6,665         8,396       -20.6%
Earnings per share - diluted               0.19          0.26       -26.9%
Earnings before significant
  unusual items (1)                       5,294         6,443       -17.8%
Earnings per share before
  significant unusual items (1)            0.15          0.20       -25.0%

Weighted average common
shares - diluted                     35,344,616    32,521,390         8.7%

BALANCE SHEET STATISTICS
Purchased merchant portfolios,
  goodwill and other intangibles,
  net                                  $332,419      $306,961         8.3%
Total assets                            634,323       499,561        27.0%
Stockholders' equity                    378,312       333,594        13.4%

OTHER DATA
Sales volume processed              $13,591,194   $11,110,050        22.3%
Total transactions processed            476,381       341,799        39.4%

                                  Six Months Ended December 31,
                                  -----------------------------
                                        1997           1996         % Change
                                        ----           ----         --------
STATEMENTS OF INCOME
Revenue                                $105,799       $89,431        18.3%
Other income                              7,426         3,974        86.9%
                                        -------        ------
   Total revenues                       113,225        93,405        21.2%
                                        -------        ------
Income before income taxes               19,113         9,231       107.1%
Net income                               10,837         5,112       112.0%
Earnings per share - diluted               0.31          0.16        93.8%
Earnings before significant
  unusual items (2)                       9,116        12,833       -29.0%
Earnings per share before
  significant unusual items (2)            0.26          0.40       -35.0%

Weighted average common
  shares - diluted                   35,360,800    32,321,229         9.4%

BALANCE SHEET STATISTICS
Purchased merchant portfolios,
  goodwill and other intangibles,
  net                                  $332,419      $306,961         8.3%
Total assets                            634,323       499,561        27.0%
Stockholders' equity                    378,312       333,594        13.4%

OTHER DATA
Sales volume processed              $24,817,699   $20,129,705        23.3%
Total transactions processed            896,142       605,415        48.0%


(1) The quarter ended December 31, 1997, excludes the effects of significant unusual items which result in a net gain of $1,371 after tax. The quarter ended December 31, 1996, excludes the effect of a significant unusual gain of $1,953 after tax.

(2) The six months ended December 31, 1997, excludes the effects of significant unusual items which result in a net gain of $1,721 after tax. The six months ended December 31, 1996, excludes the effects of significant unusual items which result in a net charge of $7,721 after tax.